AMENDMENT TO THE LISTED FUNDS TRUST
FUND SERVICING AGREEMENT
THIS AMENDMENT to the Fund Servicing Agreement, dated as of April 9, 2019, as amended (the “Agreement”), is entered into by and between LISTED FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”), and is effective as of the last date on the signature block.
RECITALS
WHEREAS, the parties have entered into the Agreement; and
WHEREAS, the parties desire to amend Exhibit 7 to add the TrueShares Eagle Global Renewable Energy Income ETF.
WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.
NOW, THEREFORE, the parties agree to amend Exhibit 7 of the Agreement as follows:
1.Exhibit 7 of the Agreement is hereby superseded and replaced in its entirety with Exhibit 7 attached hereto.
2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

LISTED FUNDS TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Gregory C. Bakken	By:	/s/ Jason Hadler

Name:	Gregory C. Bakken	Name:	Jason Hadler

Title:	President	Title:	Senior Vice President

Date:	October 17, 2022	Date:	10/17/2022

Exhibit 7 to the
Listed Funds Trust Fund Servicing Agreement
Funds and Fee Schedule at September 2022
Name of Series
TrueMark Technology, AI & Deep Learning ETF
TrueMark ESG Active Opportunities ETF
TrueShares Low Volatility Equity Income ETF
RiverNorth Patriot ETF
RiverNorth Enhanced Pre-Merger SPAC ETF
TrueShares Eagle Global Renewable Energy Income ETF
Base Fee for Accounting, Administration, Transfer Agent
The following reflects the greater of the basis point fee or annual minimum1 where Adviser acts as investment adviser to the fund(s) in the same registered investment company.

Annual Minimum per Fund[2]	Basis Points on Trust AUM[2]
$[ ] for Funds 1-5	[ ] on the first $[ ]m
$[ ] for Funds 6+	[ ] on the next $[ ]m
[ ] on the balance
See APPENDIX A for Services and Associated Fees in addition to the Base Fee
See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees
1Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.
Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if Adviser launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, Adviser would owe U.S. Bank up to [ ]% of $[ ] ($[ ] admin/acct/ta + $[ ] Custody + $[ ] Distributor).
Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
2 Subject to annual CPI increase - All Urban Consumers - U.S. City Average" index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).
Fees are calculated pro rata and billed monthly

APPENDIX A - Accounting, Administration, Transfer Agent & Account Services (in addition to the Base Fee)
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
■$[ ] - Listed Instruments and rates which may include but are not limited to: Domestic Equities,Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps
■$[ ] - Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic Corporates, Domestic Convertibles, Domestic Governments and Agency Bonds, Mortgage Backed Securities,and Municipal Bonds
■$[ ] - Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMO and Asset Backed Securities, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Government and Agency Bonds, and High Yield Bonds.
■$[ ] - Bank Loans
■$[ ] Intraday money market funds pricing, up to 3 times per day
■$[ ] per Month Manual Security Pricing (>25 per day)
■Derivative Instruments are generally charged at the following rates:
•$[ ] - Interest Rate Swaps, Foreign Currency Swaps
•$[ ] - Swaptions
•$[ ] - Credit Default Swaps
Note: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs CDO and complex derivative instruments, which may result in additional swap setup fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements
Corporate Action Factor Services
Fee for ICE data used to monitor corporate actions
•$[ ] per Foreign Equity Security per Month
•$[ ] per Domestic Equity Security per Month
•$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
Trust Chief Compliance Officer Annual Fee
•$[ ] for the first fund (subject to Board approval)
•$[ ] for each additional fund 2-5 (subject to change based on Board review and approval)
•$[ ] for each fund over 5 funds
•$[ ] per sub-adviser per fund
Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Per adviser relationship, and subject to change based upon board review and approval.

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
■$[ ] per security per month for fund administrative
SEC Modernization Requirements
■$[ ] per year, per Fund - Form N-PORT
■$[ ] per year, per Fund - Form N-CEN
Section 15(c) Reporting
■$[ ] per fund per standard reporting package*
■Additional 15c reporting is subject to additional charges
■Standard data source – Morningstar; additional charges will apply for other data services
*Standard reporting packages for annual 15(c) meeting
•Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
•Performance reporting package: Peer Comparison Report
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.
Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Fees are calculated pro rata and billed monthly

APPENDIX B - OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by U.S. Bank upon client request)
Daily Compliance Services
■$[ ] per fund per year - Base fee
■$[ ] per fund group - Setup
Section 18 Daily Compliance Testing (for derivatives and leverage)
■$[ ] set up fee per fund complex
■$[ ] per fund per month
C- Corp Administrative Services
■$[ ] plus U.S. Bank Fee Schedule - 1940 Act C-Corp
■$[ ] plus U.S. Bank Fee Schedule - 1933 Act C-Corp
Controlled Foreign Corporation (CFC)
■$[ ] plus U.S. Bank Fee Schedule
Fees for Special Situations:
■Fee will be assessed.
Rule 2a-5 Reporting (valuation reporting and support):
■$ 2,000 per fund
Customized delivery of data:
■TBD
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing,Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Optional Tax Services
■$[ ] per year - Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs)
■$[ ] per additional estimate - Additional Capital Gain Dividend Estimates – (First two included in core services)
■$[ ] per additional return - State tax returns - (First two included in core services)
Tax Reporting - C-Corporations
Federal Tax Returns
■$[ ] - Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards,and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis)
■Included in the return fees - Prepare Federal and State extensions (If Applicable)
■$[ ] Per estimate - Prepare provision estimates

State Tax Returns
■$[ ] per state return - Prepare state income tax returns for funds and blocker entities
•$[ ] per state return - Sign state income tax returns
Assist in filing state income tax returns- Included with preparation of returns
■$[ ] per fund - State tax notice consultative support and resolution
Fees are calculated pro rata and billed monthly

Fund Start-up & Registration Services Project Fee Schedule
Regulatory Administration Service Proposal – In support of external legal counsel
(Subject to services provided; if applicable)
$[ ] per project – one fund
$[ ] per project – two funds
$[ ] per project – three funds
$[ ] per project – four funds
Negotiated Fee – five funds and above
$[ ] - Additional fee per sub-adviser for 2 or more sub-advisers
Above fees are applicable when all new funds are registered in same statutory prospectus. (Excludes Trust counsel fee; subject to services provided, if applicable)
Note: External legal costs are included in the above fee, unless otherwise stated, for the first fund(s) launched by adviser. Additional reviews by Trust counsel for extraordinary circumstances are billed at cost.
Additional Regulatory Administration Services
■$[ ] per fund or as negotiated - Subsequent new fund launch
■Drafting SEC exemptive order application for other requested relief – Negotiated fee
Ongoing Annual Regulatory Administration Services
Add the following for regulatory administration services in support of external legal counsel, including annual registration statement update and drafting of supplements
■$[ ] first fund
■$[ ] each additional fund included in the same statutory prospectus up to 5 funds
■Fees negotiated for funds 6+
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
■Postage, if necessary
■Federal and state regulatory filing fees
■Expenses from Board of Trustee meetings
■Third party auditing
■EDGAR/iXBRL filing
■All other Miscellaneous expenses
Fund startup and registration services project fee is paid for by the adviser and not the Fund(s). This non-refundable fee is not able to be recouped by the adviser under the expense waiver limitation or similar agreement. Fund startup and registration fees are billed [ ]% following the selection of U.S. Bank and [ ]% 75 days after the preliminary registration statement is filed with the SEC filings.

TRUEMARK INVESTMENTS, LLC

By:	/s/ Michael Loukas

Name:	Michael Loukas

Title:	CEO

Date:	10/13/2022